As filed with the Securities and Exchange Commission on April 11, 2008

Registration No. 333-134570

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-effective Amendment No. 1

on

FORM S-3/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alloy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3310676
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

151 West 26th Street, 11th Floor, New York, New York, 10001

(212) 244-4307

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew C. Diamond

Chief Executive Officer

Alloy, Inc.

151 West 26th Street, 11th Floor

New York NY 10001

(212) 244-4307

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

With a copy to:

Megan N. Gates, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

(617) 542-6000

Approximate date of commencement of proposed sale to the public: Under the terms of the registration rights agreement, dated as of March 27, 2006, by and among Alloy, Inc., each person listed on Schedule A to the registration rights agreement (collectively, the “Stockholders”) and Joshua J. Schanker, as representative and agent of the Stockholders, the obligation of Alloy, Inc. to keep this Registration Statement effective terminated on March 27, 2008. Alloy, Inc. is hereby amending this Registration Statement in order to remove from registration 677,450 shares of Alloy common stock, which had been registered for sale by the selling stockholders identified in the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer   ☐         Accelerated filer   ☒         Non-accelerated filer   ☐         Smaller reporting company ☐

(Do not check if a smaller reporting company)

This Post-effective Amendment No. 1 to Form S-3 Registration Statement (Registration No. 333-134570) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

REMOVAL OF SECURITIES FROM REGISTRATION

In accordance with the undertaking of Alloy, Inc. set forth in the Registration Statement on Form S-3 (Registration No. 333-134570), declared effective on July 14, 2006 (the “Registration Statement”), Alloy, Inc. is filing this Post-effective Amendment No. 1 to remove from registration an aggregate of 677,450 shares of Alloy common stock, par value $0.01 per share (the “Securities”), previously registered under the Securities Act of 1933, as amended, pursuant to the Registration Statement, for sale by the selling stockholders named in the Registration Statement and the forms of prospectus filed by Alloy, Inc. with the Securities and Exchange Commission in connection with this Registration Statement (the “Selling Stockholders”).

Pursuant to the Registration Statement, 958,551 shares of common stock and associated preferred stock purchase rights were registered. These Securities were registered for sale by the Selling Stockholders as contemplated by the terms of the Registration Rights Agreement, dated as of March 27, 2006, by and among Alloy, Inc., each person listed on Schedule A to the Registration Rights Agreement (collectively, the “Stockholders”) and Joshua J. Schanker, as representative and agent of the Stockholders (the “Registration Rights Agreement”). Under the terms of the Registration Rights Agreement, the obligation of Alloy, Inc. to keep the Registration Statement effective in respect of the Securities subject to the Registration Rights Agreement terminated on March 27, 2008. An aggregate of 281,101 shares of Alloy common stock have been sold by the Selling Stockholders pursuant to the Registration Statement. In accordance with the undertaking mentioned above, Alloy, Inc. hereby removes from registration the remaining 677,450 shares of Alloy common stock previously registered pursuant to the Registration Statement.

[Remainder of page intentionally left blank;

signatures on following page.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 11, 2008.

ALLOY, INC.

By:	/s/ Matthew C. Diamond
Name:	Matthew C. Diamond
Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew C. Diamond Matthew C. Diamond	Chief Executive Officer (Principal Executive Officer), Treasurer and Chairman	April 11, 2008

/s/ Joseph D. Frehe Joseph D. Frehe	Chief Financial Officer (Principal Financial and Accounting Officer)	April 11, 2008

/s/ James K. Johnson, Jr. James K. Johnson, Jr.	Chief Operating Officer and Director	April 11, 2008

/s/ Anthony N. Fiore Anthony N. Fiore	Director	April 11, 2008

/s/ Samuel A. Gradess Samuel A. Gradess	Director	April 11, 2008

/s/ Peter M. Graham Peter M. Graham	Director	April 11, 2008

/s/ Jeffrey Hollender Jeffrey Hollender	Director	April 11, 2008

/s/ Edward A. Monnier Edward A. Monnier	Director	April 11, 2008

/s/ Richard E. Perlman Richard E. Perlman	Director	April 11, 2008